UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2023

Osiris Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40402	85-3636928
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

95 5th Avenue, 6th Floor New York, NY 10003	10003
(Address of principal executive offices)	(Zip Code)

(646) 993-4635
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-half of one warrant	OSI.U	New York Stock Exchange
Class A common stock	OSI	New York Stock Exchange
Warrants included as part of the units	OSI WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2023, Mr. Dhiren Fonseca submitted to the Board of Directors (the “Board”) of Osiris Acquisition Corp. (the “Company”) notice of his resignation from his position as a Class II director of the Board, effective upon the acceptance of his resignation by the Board and the appointment of his replacement. Mr. Fonseca was a member of the Audit Committee of the Board, a member of the Compensation Committee of the Board and a member of the Nominating and Corporate Governance Committee of the Board. Mr. Fonseca’s resignation was not a result of any disagreement with the Company regarding its operations, policies or practices.

On May 15, 2023, the Board accepted Mr. Fonseca’s resignation and approved the appointment of Jennifer DeCasper to the Board to fill the vacancy created by Mr. Fonseca’s resignation, effective May 15, 2023. Ms. DeCasper will serve as a Class II director until the Company’s second annual meeting of stockholders and until her successor is duly elected and qualified (or her earlier death, resignation or removal). Ms. DeCasper has also been appointed as a member of the Nominating and Corporate Governance Committee of the Board, a member of the Audit Committee of the Board and a member of the Compensation Committee of the Board, effective May 15, 2023.

Ms. DeCasper currently serves as the Campaign Manager to 2024 presidential candidate US Senator Tim Scott. Previously, Ms. DeCasper served as Chief of Staff to US Senator Tim Scott from 2013 to 2022 where she was principal advisor on a wide range of policy, legislative and political matters. Prior to serving as Chief of Staff, she was Deputy Chief of Staff/Legislative Director to Congressman Tim Scott. Earlier in her career, Ms. DeCasper served as the Deputy District Attorney for the 18th Judicial District in Colorado. Ms. DeCasper holds a B.A. from Mesa State College and J.D. from the University of Michigan Law School. Ms. DeCasper is the first Black woman to ever serve as a Chief of Staff to a United States Senator, and the Board of the Company believes she is well-qualified to serve as a director given her extensive knowledge of the inner workings of government, her successful track record in leadership and management situations, and her ability to bring new perspectives and viewpoints to the Board.

The Board has affirmatively determined that Ms. DeCasper meets the applicable standards for an independent director under the listing rules of the New York Stock Exchange (“NYSE”) and the financial literacy requirements for membership on the Audit Committee under the NYSE rules.

In connection with her appointment, Ms. DeCasper entered into an indemnity agreement and a letter agreement with the Company on the same terms as the indemnity agreements and letter agreement entered into by the directors and officers of the Company at the time of the Company’s initial public offering. Ms. DeCasper will receive cash compensation of $100,000 for her service on the Board.

Other than the foregoing, Ms. DeCasper is not party to any arrangement or understanding with any person pursuant to which she was appointed as director, nor is she party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
10.1	Letter Agreement, dated May 15, 2023, by and between the Company and Jennifer DeCasper.
10.2	Indemnification Agreement, dated May 15, 2023, by and between the Company and Jennifer DeCasper.
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSIRIS ACQUISITION CORP.

Date: May 16, 2022

	By:	/s/ Benjamin E. Black
Name: Benjamin E. Black
Title: Chief Executive Officer